SUBSIDIARIES OF THE REGISTRANT



	*    JOSLYN MANUFACTURING CO., a Delaware corporation


	*    JOSLYN CLARK CONTROLS, INC., a Delaware corporation


	* JOSLYN CANADA INC., organized under the laws of the Province of Ontario, Canada


	*    JOSLYN HI-VOLTAGE CORPORATION, a Delaware corporation


	*    JOSLYN ELECTRONIC SYSTEMS CORPORATION, a Delaware corporation


	*    JOSLYN JENNINGS CORPORATION, a Delaware corporation


	* JOSLYN RESEARCH AND DEVELOPMENT CORPORATION, a Delaware corporation


	* THE SUNBANK FAMILY OF COMPANIES, INC., a California holding corporation and its two subsidiaries, JOSLYN SUNBANK CORPORATION and AIR-DRY CORPORATION OF AMERICA, Delaware Corporations


	* JOSLYN FOREIGN SALES CORPORATION, organized under the laws of the Virgin Islands of the United States.





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